EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Fleetmatics Group PLC of our report dated May 17, 2012, except for the change in the presentation of comprehensive income discussed in Note 4, as to which the date is August 13, 2012, and except for the reverse stock split discussed in Note 1, as to which the date is September 21, 2012, relating to the consolidated financial statements of Fleetmatics Group PLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 21, 2013